Exhibit 107
CALCULATION OF FILING FEE TABLE
FORM F-3
(Form Type)
AI OKTO CORP.
(Exact Name of Registrant as Specified in its Charter)
 Table 1: Newly Registered Securities

		Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid		Equity	Common Shares, par value $0.001 per Share(1)	Rule 457(o) of the Securities Act
Fees to Be Paid		Equity	Preferred Shares, par value $0.001 per Share(1)	Rule 457(o) of the Securities Act
Fees to Be Paid		Other	Preferred Share Purchase Rights(1)	Rule 457(o) of the Securities Act
Fees to Be Paid		Debt	Debt Securities(1)	Rule 457(o) of the Securities Act
Fees to Be Paid		Other	Warrants(1)	Rule 457(o) of the Securities Act
Fees to Be Paid		Other	Purchase Contracts(1)	Rule 457(o) of the Securities Act
Fees to Be Paid		Other	Rights(1)	Rule 457(o) of the Securities Act
Fees to Be Paid		Other	Depositary Shares(1)	Rule 457(o) of the Securities Act
Fees to Be Paid		Other	Units(1)	Rule 457(o) of the Securities Act
Fees to Be Paid	1	Unallocated (Universal) Shelf	-	Rule 457(o) of the Securities Act	(1)	(2)	$500,000,000	$87.00 per $1,000,000	$43,500.00
Fees to Be Paid	2	Equity	Common Shares, par value $0.001 per Share	Rule 457(c) of the Securities Act	3,206,185 Shares	-	$14,030,265.56	$87.00 per $1,000,000	$1,220.63
	Total Offering Amounts						$514,030,265.56		$44,720.63
	Total Fees Previously Paid								-
	Total Fee Offsets								-
	Net Fee Due								$44,720.63

(1)	(i) There are being registered hereunder such indeterminate number of the securities of each identified class being registered as may be sold from time to time at indeterminate prices, with an initial aggregate public offering price not to exceed $500,000,000. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares. To the extent that separate consideration is received for any such securities, the aggregate amount of such consideration will be included in the aggregate offering price of all securities sold. If any debt securities are issued at an original issue discount, then the offering may be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $500,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as part of units, which may consist of any combination of the securities registered hereunder. Preferred Share Purchase Rights are not currently separable from the Common Shares and are not currently exercisable. The value attributable to the Preferred Share Purchase Rights, if any, will be reflected in the market price of the Common Shares.

(ii) Pursuant to General Instruction I.C of Form F-3, the table does not specify by each class information as to the proposed maximum aggregate offering price.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the $4.8500 (high) and $3.9020 (low) prices of the Common Shares on Nasdaq on October 16, 2026, which is within five business days prior to filing this registration statement.